EX-99.A.2.E

                         UMB SCOUT WORLDWIDE FUND, INC.

                             ARTICLES SUPPLEMENTARY
                                       TO
                            ARTICLES OF INCORPORATION


            UMB Scout WorldWide Fund, Inc., a Maryland corporation, registered under the Investment Company Act of 1940, as amended, and having its principal office in Baltimore, Maryland, (the "Corporation"), hereby certifies, in accordance with Section 2-208 and Section 2-208.1 of the Maryland General Corporation Law, to the State Department of Assessments and Taxation of the State of Maryland that:

                  FIRST: The Board of Directors of the Corporation, by Unanimous Written Consent dated October 21, 1999, adopted a resolution to increase the aggregate number of shares of common stock that the Corporation has authority to issue from twenty million (20,000,000) shares to thirty million (30,000,000) shares, with a par value of one dollar ($1.00) per share and an aggregate par value of thirty million ($30,000,000) dollars. The Board of Directors also adopted a resolution classifying and allocating the additional ten million (10,000,000) shares of common stock of the Corporation, to the UMB Scout WorldWide Fund series.

                  SECOND: Immediately prior to the effectiveness of these Articles Supplementary, the Corporation had authority under its Articles of Incorporation, as amended and supplemented (the "Articles"), to issue twenty million (20,000,000) shares of common stock with a par value of one dollar ($1.00) per share, having an aggregate par value of twenty million ($20,000,000) dollars. Of such twenty million (20,000,000) shares, ten million (10,000,000) shares are classified and allocated to the UMB Scout WorldWide Fund series, and ten million (10,000,000) shares are classified and allocated to the UMB Scout WorldWide Select Fund series.

                  THIRD: As supplemented hereby, the Corporation's Articles authorize the issuance of thirty million (30,000,000) shares of common stock with a par value of $1.00 per share, having an aggregate par value of thirty million ($30,000,000) dollars. Of such, twenty million (20,000,000) shares of common stock have been classified and allocated to the UMB Scout WorldWide Fund series of the Corporation, and ten million (10,000,000) shares of common stock have been allocated to the UMB Scout WorldWide Select Fund series of the Corporation.

                  FOURTH: The shares of the UMB Scout WorldWide Fund series and the UMB Scout WorldWide Select Fund series shall represent interests in separate portfolios of investments. The shares of each series of the Corporation shall have the same preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption, and shall be subject to the same limitation and priorities, as other shares of the same series, all as set forth in the Articles; except as may be provided by the Investment Company Act of 1940, as amended, or the Maryland General Corporation Law; and

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provided further that the assets belonging to any series of the Corporation shall be charged with the liabilities only in respect to such series, and shall also be charged with its proportionate share of the general liabilities of the Corporation.

                  FIFTH: The shares of common stock of each series of the Corporation authorized and classified pursuant to Article First of these Articles Supplementary have been so authorized and classified by the Board of Directors of the Corporation pursuant to authority contained in the Articles of the Corporation.

                  SIXTH: The Corporation is registered as an open-end management investment company under the Investment Company Act of 1940, as amended.

                  SEVENTH: The total number of shares of common stock that the Corporation has authority to issue has been increased by the Board of Directors in accordance with Section 2-105(c) of the Maryland General Corporation Law.

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its undersigned authorized officers who acknowledge that these Articles Supplementary are the act of the Corporation, that to the best of their knowledge, information and belief, the matters and facts set forth herein relating to the authorization and approval of these Articles Supplementary are true in all material respects, and that this statement is made under the penalties of perjury.

Presented and witnessed on this 21st day of October, 1999.


                                    UMB SCOUT WORLDWIDE FUND, INC.



                                    By:/s/ Larry D. Armel
                                           -------------------------------------
                                           Larry D. Armel, President


WITNESS:    /s/ Martin A. Cramer
             -----------------------------
            Martin A. Cramer,
            Secretary

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